Exhibit 10.26

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and Rule 406 of the Securities Act of 1933, as amended.

CROSS-LICENSE AGREEMENT

This CROSS-LICENSE AGREEMENT (this “Agreement”) is made as of December 19, 2012 (the “Effective Date”) by and between MEDIMMUNE, LLC a limited liability company organized under the laws of Delaware, U.S.A., having a principal place of business at One MedImmune Way, Gaithersburg, MD 20878 (“MedImmune”), and XENCOR, INC., a corporation organized under the laws of the state of Delaware, U.S.A, having a principal place of business at 111 West Lemon Avenue, Monrovia, California 91016, U.S.A. (“Xencor”).

BACKGROUND

A.         Xencor and MedImmune have each developed and/or acquired certain technology and patent positions relating to certain engineered protein Fcs containing specific mutations relative to wild type.

B.         Each Party wishes to receive a royalty-free license from the other Party, and to grant a royalty-free license to the other Party, within the respective scopes of patents and license rights provided for in detail below.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following initially capitalized terms have the following meanings as used in this Agreement:

1.1          “Affiliate” means any corporation, company, firm, partnership or other entity that directly or indirectly controls, is controlled by or is under common control with either Party to this Agreement.  For purposes of this definition, “control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the issued share capital or shares of stock entitled to vote for the election of directors, or the legal power to direct or cause the direction of the general management and policies of the entity.

1.2          “Antibody License Notice” shall have the meaning given to it in Section 2.1(c)(iii).

1.3          “Available Target” means any target that is not an Unavailable Target.

1.4          “Business Day” means any day that is not a Saturday or Sunday or a federal holiday in the United States.

1.5          “CDR” means a complementarity-determining region of a protein.

1.6          “Confidential Information” has the meaning given in Section 3.1.

1.7          “Determination” shall have the meaning given to it in Section 2.1(c)(vi).

1.8          “Distributor” means any entity that a Party or its Affiliate grants the right to sell a Licensed Product that benefits from a license under this Agreement, other than a Sublicensee.

1.9          “Expert” shall mean a person who is independent of MedImmune, Xencor and their respective Affiliates and independent of all other parties with an interest in the outcome of the Determination, who has suitable knowledge and experience in biotechnology licensing contracts to perform the activities set forth in Section 2.1(c)(vi).  If the process of Section 2.1(c)(vi) is invoked, then the Expert shall be proposed by MedImmune, and subject to Xencor’s consent, which consent shall not be unreasonably withheld or delayed.

1.10        “FDA” means the U.S. Food and Drug Administration or its successor.

1.11        “Fc” shall mean the Fc fragment of an antibody (meaning, e.g., IgG1 from residue 230 (or the analogous residue in any other IgG heavy chain) to the carboxy terminus thereof, where the sequence numbering is defined using the EU numbering system (Edelman, GE, et al., Proceedings of the National Academy of Sciences USA, vol. 63, p. 78, 1969) as applied in the Kabat antibody sequence database, and any fragment or portion thereof), including both naturally occurring such fragments, naturally occurring variants of such fragments, and non-naturally occurring variants of such fragments.

1.12        “Licensed Patent” means a MedImmune Patent or a Xencor Patent.

1.13        “Licensed Product” means a Licensed-to-MedImmune Product or a Licensed-to-Xencor Product.

1.14        “Licensed-to-MedImmune Product” means (a) any Licensed-to- MedImmune Protein, and (b) all products containing a Licensed-to-MedImmune Protein.  MedImmune shall have the right to pursue, as Licensed-to-MedImmune Products, pharmaceutical combination products that combine a Licensed-to- MedImmune Protein with another protein or active pharmaceutical ingredient, however, if the other protein or active pharmaceutical ingredient is separately proprietary to Xencor or its Affiliate, Xencor grants no license under this Agreement for such other protein or active pharmaceutical ingredient.

1.15        “Licensed-to-MedImmune Protein” means an amino acid sequence that has been designated as a Licensed-to-MedImmune Protein in accordance with Section 2.1(c) (i.e., by acceptance or required acceptance under Section 2.1(c)(iv)).  Such amino acid sequence may be covalently or otherwise linked to another chemical entity (for example (but without limitation), in the case of an antibody-drug conjugate), if, as, and to the extent disclosed in the MedImmune notice electing a commercial license thereto under Section 2.1(c)(ii).  For the avoidance of doubt, […***…] to be a Licensed-to-MedImmune Protein.

1.16        “Licensed-to-Xencor Product” means (a) any Licensed-to-Xencor Protein, and (b) all products containing any Licensed-to-Xencor Protein.  Xencor shall have the right to pursue, as Licensed-to-Xencor Products, pharmaceutical combination products that combine a Licensed-to-Xencor Protein with another protein or active pharmaceutical ingredient, however, if the other protein or active pharmaceutical ingredient is separately proprietary to MedImmune or its Affiliate, MedImmune grants no license under this Agreement for such other protein or active pharmaceutical ingredient.

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1.17        “Licensed-to-Xencor Protein” means any amino acid sequence within the scope of, claimed in, or covered by the MedImmune Patents containing […***…].  Such amino acid sequence may be covalently or otherwise linked to another chemical entity (for example (but without limitation), in the case of an antibody-drug conjugate).  It is understood and agreed, in accordance with the definition of MedImmune Patents, that if a claim of a Patent that is a MedImmune Patent would […***…], then Xencor will not have a license under this Agreement for such claim.

1.18        “MedImmune Patents” means (a) U.S. Patent Serial Number […***…]; (b) all patent applications (including provisional and utility applications) to which it claims priority or claiming priority to or common priority with or based on any of the foregoing, including all divisionals, continuations, continuations-in-party, patents of addition and substitutions of any of the foregoing; (c) all patents issued or issuing on any of the foregoing, and all reissues, reexaminations, renewals and extensions of any of the foregoing; (d) all counterparts to the foregoing in other countries; and (e) all Supplementary Protection Certifications, restoration of patent term and other similar rights of MedImmune or its Affiliates based on any of the foregoing; and (f) all Patents owned or controlled by MedImmune or its Affiliates at any time during the Term of this Agreement that claim […***…].  If a claim of a Patent that is a MedImmune Patent would still read on an […***…], then notwithstanding the foregoing definition of MedImmune Patents, Xencor will not have a license under this Agreement for such claim and such claim shall be excluded from the definition of MedImmune Patents.

1.19        “Nominated Target” shall have the meaning given to it in Section 2.1(c)(i).

1.20        “Party” means MedImmune or Xencor.

1.21        “Patent” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any Supplementary Protection Certificates, restoration of patent terms and other similar rights.

1.22        “Research Term” means the time period from the Effective Date until the earlier of (a) expiry of the Term, or (b) the date upon which MedImmune’s license as to a […***…] Licensed-to-MedImmune Protein becomes effective under Section 2.1(b).

1.23        “Reservation Period” shall have the meaning given to it in Section 2.1

1.24        “Reserved Target” shall have the meaning given to it in Section 2.1

1.25        “Sublicensee” means a Third Party to which a Party or its Affiliate grants a sublicense under such Party’s license under this Agreement, or a sub-sublicensee thereof.

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1.26        “Target Option Notice” shall have the meaning given to it in Section 2.1(c)(i).

1.27        “Term” shall have the meaning given to it in Section 7.1.

1.28        “Territory” means worldwide.

1.29        “Third Party” means any entity other than MedImmune, Xencor, or an Affiliate of either of them.

1.30        […***…]

1.31        “Unavailable Target” means any target which Xencor, is: (a) engaged in research, whether conducted internally or through a collaboration, with respect to such target and/or (b) contractually obligated on an exclusive basis with a Third Party in respect of such target that would preclude granting MedImmune a reservation for such target.  The targets listed in Exhibit A are Unavailable Targets as of the Effective Date.

1.32        “[…***…]” means MedImmune’s counterparty to the […***…] License.

1.33        “[…***…] License” means […***…].

1.34        “[…***…]” means […***…].

1.35        “Xencor Patents” means (a) the patent applications and patents listed in Exhibit B that relate to the […***…]; (b) all patent applications (including provisional and utility applications) to which any of the foregoing claims priority or claiming priority to or common priority with or based on any of the foregoing, including all divisionals, continuations, continuations-in-party, patents of addition and substitutions of any of the foregoing; (c) all patents issued or issuing on any of the foregoing, and all reissues, reexaminations, renewals and extensions of any of the foregoing; (d) all counterparts to the foregoing in other countries; (e) all Supplementary Protection Certifications, restoration of patent term and other similar rights of Xencor or its Affiliates based on any of the foregoing and (f) all Patents owned or controlled by Xencor or its Affiliates at any time during the Term of this Agreement that claim […***…]

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1.36        […***…], then notwithstanding the foregoing definition of Xencor Patents, MedImmune will not have a license under this Agreement for such claim and such claim shall be excluded from the definition of Xencor Patents.

ARTICLE 2

RIGHTS GRANTED

2.1          Licenses to MedImmune.

(a)           Research License.  Xencor hereby grants to MedImmune a worldwide, non-exclusive, royalty-free license under the Xencor Patents during the Research Term in the Territory, […***…] into longer amino acid sequences in order to research and discover proteins, only at stages of research and discovery that are earlier-stage than IND-enabling toxicology studies, for the purpose of assessing MedImmune’s interest in obtaining commercial licenses with respect thereto under Section 2.1(b).  MedImmune may work on any number of proteins under this research license.  Notwithstanding the foregoing, MedImmune’s research license under this Section shall exclude the right to research and discover proteins that bind (i) any target listed in Exhibit A, and/or (ii) from and after the date of Xencor’s written notice with respect thereto, any other target for which Xencor notifies MedImmune in writing that it is an Unavailable Target; Xencor may provide such written notice from time to time as to any target(s) that are not Reserved Targets at the time of Xencor’s notice, and otherwise at that time meet the definition of Unavailable Target.

(b)           Commercial Licenses.  Effective upon the designation of each of the […***…] Licensed-to-MedImmune Proteins as such under Section 2.1(c), Xencor hereby grants to MedImmune a worldwide, exclusive, […***…] under the Xencor Patents in all fields in the Territory, to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import and/or export such Licensed-to-MedImmune Protein and the Licensed-to-MedImmune Products that contain it.  Such license grant may become effective as to a […***…] Licensed-to-MedImmune Proteins only.

(c)           Process: Target Inquiries and Sequence Notifications.

(i)            At any time during the Research Term, MedImmune may in a written request to Xencor (each a “Target Option Notice”) request that Xencor grant MedImmune a twenty four (24) month reservation (“Reservation Period”) in relation to an identified target (“Nominated Target”).  Xencor shall determine whether, as of the date of the Target Option Notice, such Nominated Target is an Available Target or Unavailable Target and shall, within twenty (20) Business Days of receipt of the Target Option Notice, notify MedImmune accordingly.  Up to and including […***…] Nominated Targets may be reserved at any time by MedImmune (each a “Reserved Target”).

(ii)           In the event that Xencor notifies MedImmune that a Nominated Target is an Available Target, Xencor agrees that it shall be under a duty to grant MedImmune the license specified in Section 2.1(b) if MedImmune makes a request pursuant

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to Section 2.1(c)(iii) for such a license during the Reservation Period and provided that the Xencor is not precluded from granting such a license pursuant to Section 2.1(c)(iv).

(iii)         In respect of any Reserved Target, at any time prior to the expiration of the Reservation Period for such Reserved Target, MedImmune may notify Xencor in writing of an amino acid sequence containing a […***…] that MedImmune wishes to designate as a Licensed-to-MedImmune Protein (“Antibody License Notice”).  Such Antibody License Notice shall state the full amino acid sequence (which may include chemical modifications) in its entirety, the stage of the most advanced research and/or development work that has been conducted on such sequence, and the applicable Reserved Target.  MedImmune shall only have the right to provide an Antibody License Notice with respect to a Reserved Target during its Reservation Period; any purported Antibody License Notice that is for a protein that binds a target other than a Reserved Target during its applicable Reservation Period shall not be effective under this Section as an Antibody License Notice.

(iv)          Within thirty (30) Business Days after receipt of any Antibody License Notice, Xencor shall make a determination and respond in writing to MedImmune accordingly, whether it accepts the designation of the applicable amino acid sequence as a Licensed-to-MedImmune Protein.  Xencor shall be required to accept such designation unless: (A) granting the license of Section 2.1(b) to MedImmune with respect to such amino acid sequence would conflict with a Third- Party agreement of Xencor or its Affiliates that was executed prior to the date of the relevant Antibody License Notice; (B) the amino acid sequence contains any Fc mutation that is proprietary to Xencor, that makes the Fc of MedImmune’s nominated amino acid sequence fall outside of the […***…] definition; (C) such amino acid sequence corresponds to or contains the amino acid sequence of a CDR described, claimed or covered in the Xencor Patents or any other Patent owned or controlled by Xencor and its Affiliates; and/or (D) there are already […***…] Licensed-to- MedImmune Proteins that have already been accepted as such under this Section 2.1(c)(iv).

(v)           If the designation is accepted under Section 2.1(c)(iv), then the amino acid sequence in the notice shall be a Licensed-to-MedImmune Protein.  The maximum number of Licensed-to-MedImmune Proteins under this Agreement shall be […***…].  Such up-to […***…] Licensed-to-MedImmune Proteins may be directed against the same target as each other, or against different targets.

(vi)          Within twenty (20) Business Days after notice is given by Xencor to MedImmune of a determination that a Nominated Target is an Unavailable Target pursuant to Section 2.1(a) or Section 2.1(c)(i) or that a Licensed-to-MedImmune Protein has not been accepted pursuant to Section 2.1(iv) (individually a “Determination”) MedImmune may notify Xencor that it wishes to appoint an Expert to make such enquiries of Xencor as may be reasonably necessary for the Expert to be able to confirm that the Determination has been correctly made by Xencor.  Xencor shall provide such information to the Expert as the Expert may reasonably determine is required in order to make such confirmation.  For the avoidance of doubt, the Expert shall not be entitled (unless Xencor consents) to enter Xencor premises in order to carry out its enquiries, shall only provide the confirmation to MedImmune on a “Yes/No” basis whether the Determination has been correctly made by Xencor, and shall not give or be obliged to give MedImmune any other information obtained from Xencor in respect of the Determination.  The Expert shall, prior to making any enquiries of Xencor enter into a confidential disclosure agreement with Xencor.  The Expert shall complete its investigations and provide the confirmation to MedImmune (with a copy to

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Xencor) within thirty (30) Business Days after appointment by MedImmune and payment of the Expert’s fee shall be conditioned on such delivery being timely made.  If the Expert provides notice that he or she cannot complete the analysis because Xencor has failed without good reason to provide any information reasonably requested as provided above, then Xencor shall have no more than ten (10) Business Days, to provide the information and the Expert shall then have no more than ten (10) Business Days after the information is provided to the Expert to evaluate the information and make a determination.  If the Expert appointed by MedImmune hereunder decides that Xencor correctly applied the Determination, MedImmune shall be responsible for the Expert’s fees and Xencor shall thereafter have no obligations to MedImmune in respect of such Nominated Target or Licensed-to-MedImmune Protein, as applicable.  If the Expert decides that Xencor did not correctly carry out the Determination then such Nominated Target shall cease to be an Unavailable Target pursuant to Section 2.1(a), become a Reserved Target pursuant to Section 2.1(c)(i) or the license in Section 2.1(b) shall be granted with respect to such Licensed-to-MedImmune Protein, as applicable, and Xencor shall be responsible for the Expert’s fees.

2.2          Sublicensing by MedImmune.

(a)           Of Research License.  The research license of Section 2.1(a) shall be sublicensable by MedImmune to its Affiliates, but excluding joint ventures and contractual joint ventures.  Such research license shall not otherwise be sublicensable.

(b)           Of Commercial License.  MedImmune shall have the right to sublicense its licenses in Section 2.1(b) through one (1) or more tiers of sublicensees, without the need to obtain consent from Xencor.  Each sublicense shall be subject to and consistent with the terms and conditions of this Agreement.

2.3          License to Xencor.  MedImmune hereby grants to Xencor a worldwide, non-exclusive, royalty-free license under MedImmune’s (and its Affiliates’) interest in the MedImmune Patents in all fields in the Territory to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import and/or export Licensed-to-Xencor Proteins and Licensed-to-Xencor Products and a worldwide, non-exclusive, royalty-free sublicense under the […***…] License to the MedImmune Patents in all fields in the Territory, to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import and/or export Licensed-to-Xencor Proteins and Licensed-to-Xencor Products subject to the limitations set forth in the […***…] License.  To avoid doubt, the license from MedImmune of its (and its Affiliates’) interest in MedImmune Patents includes their co-ownership interest in those MedImmune Patents that are co-owned with […***…].

2.4          The sublicense granted with respect to MedImmune Patents is, to the extent of […***…]’s co-ownership interest in such Patents, a sublicense under the license granted to MedImmune under the […***…] License and the rights and licenses sublicensed under the […***…] License are subject to and limited by the terms and conditions of this Agreement and are subject to and limited by the terms, conditions and restrictions of the […***…] License; and Xencor acknowledges and agrees that the scope of such granted sublicense is no greater than the license granted to MedImmune under the […***…] License.

2.5          Xencor hereby agrees to be bound by all of the terms and conditions of the […***…] License and further agrees to do all such acts and all such things as may be necessary or

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desirable to enable MedImmune to comply with the […***…] License in relation to Xencor’s receipt or the exercise of its sublicense thereunder, including, without limitation:

(a)           keeping complete and accurate records pursuant to Section 5.3 of the […***…] License; and

(b)           providing reports pursuant to Section 5.4 of the […***…] License.

2.6          Sublicensing by Xencor.  Xencor shall have the right to sublicense its license in Section 2.3 through one (1) or more tiers of sublicensees, without the need to obtain consent from MedImmune.  Each sublicense shall be subject to and consistent with the terms and conditions of this Agreement and — to the extent granting a sub-sublicense of MedImmune’s license from […***…] in the […***…] License — the terms of the […***…] License.  (If the […***…] License is alleged at any time not to allow sub- sublicensing, then if requested in writing by Xencor, MedImmune shall grant a direct sublicense of the […***…] interest in the co-owned MedImmune Patents, to Xencor’s sublicensee under this Agreement (i.e., Xencor’s sublicensee under the remainder of the interests in the MedImmune Patents); such direct sublicense shall be for no additional consideration beyond the consideration owed by Xencor in accordance with this Agreement and for purposes of Xencor’s payment and other obligations under this Agreement any such direct sublicense shall be deemed to be part of and be within the sublicense to Xencor.)

2.7          No Change in Ownership.  Nothing in this Agreement changes the ownership of any Patents.

2.8          No Prosecution Rights.  Neither Party shall have any right to prosecute the Licensed Patents owned or controlled by the other Party (or its Affiliate), nor to require such other Party (or its Affiliate) to do so.

2.9          No Enforcement Rights.  Neither Party shall have any right to enforce the Licensed Patents owned or controlled by the other Party (or its Affiliate), nor to require such other Party (or its Affiliate) to do so.

2.10        No Implied Licenses.  Each Party acknowledges that the rights and licenses granted under this Article and elsewhere in this Agreement are limited to those expressly and explicitly granted in this Agreement, and are subject to the limitations as to scope set forth in this Agreement (including limitations as to what intellectual property is licensed, and for which activities, amino acid sequences, and products the license is granted).  Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Xencor to MedImmune, or by MedImmune to Xencor.  Without limitation, this means that under this Agreement neither Party licenses to the other Party any target Patents, any Patents to the extent reading on specific CDR sequence(s), or any protein sequence other than a Licensed- to-MedImmune Protein or a Licensed-to-Xencor Protein (respectively).

2.11     Release; Covenants.  Each Party hereby releases the other Party from any and all infringement claims of the releasing Party and its Affiliates and for any and all infringement liability to the releasing Party and its Affiliates, in each case that relates to activities by the released Party or its Affiliates prior to the Effective Date, which activities would be licensed under this Agreement had they occurred after the Effective Date instead of before it.  Such release includes all such infringement claims and infringement liabilities,

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of every nature, kind, description and character, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, in law or in equity; accordingly, each Party hereby waives any and all rights in relation to such waiver under California Civil Code Section 1542 (and any corresponding laws in other jurisdictions), which reads: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  Each Party hereby covenants not to sue the other Party for infringement or alleged infringement of the MedImmune Patents or the Xencor Patents prior to the Effective Date within the scope of a license to such other Party under this Agreement.  It is understood and agreed that this Agreement shall not constitute evidence or admission of validity, scope, coverage, or any other matter relating to the MedImmune Patents and/or the Xencor Patents; each Party hereby covenants that it and its Affiliates shall not use or offer this Agreement as evidence of, or allege that it constitutes an admission of, validity, scope, coverage, or any other matter relating to the MedImmune Patents and/or the Xencor Patents in relation directly or indirectly to any infringement suit or other proceeding relating to any such Patent.

ARTICLE 3

CONFIDENTIALITY; PUBLICITY

3.1          General.  Any and all information disclosed or submitted in writing (including all information contained in any Target Option Notice or Antibody License Notice, and all development and financial reports provided by Xencor or its sublicensee to enable MedImmune’s compliance with the […***…] License) or in other tangible form marked confidential — or if disclosed orally, that is indicated to be confidential at the time of disclosure and confirmed in writing as such within twenty (20) Business Days after initial disclosure — to one Party by the other Party under this Agreement is the “Confidential Information” of the disclosing Party.  Each Party shall receive and maintain the other Party’s Confidential Information in strict confidence.  Neither Party shall disclose any Confidential Information of the other Party to any Third Party except that MedImmune may disclose Confidential Information of Xencor in order to comply with MedImmune’s obligations under the […***…] License.  Neither Party shall use the Confidential Information of the other Party for any purpose other than as required to perform or exercise its rights hereunder.  Each Party may disclose the other Party’s Confidential Information to the receiving Party’s employees and contractors or the employees and contractors of the receiving Party’s Affiliate requiring access thereto for the purposes of this Agreement, provided, however, that prior to making any such disclosures, each such person shall be bound by written agreement to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement.  Each Party agrees to take all steps necessary to ensure that the other Party’s Confidential Information shall be maintained in confidence including such steps as it takes to prevent the disclosure of its own proprietary and confidential information of like character.  Each Party shall take all steps necessary to ensure that its Affiliates and all relevant personnel shall comply with the terms and conditions of this Agreement.  The foregoing obligations of confidentiality and non- use shall survive, and remain in effect for a period of ten (10) years from, the termination or expiration of this Agreement in accordance with Article 7.

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3.2          Exclusions from Nondisclosure Obligation.  The nondisclosure and nonuse obligations in Section 3.1 shall not apply to any Confidential Information to the extent that the receiving Party can establish by competent written proof that it:

(a)           at the time of disclosure is publicly known;

(b)           after disclosure, becomes publicly known by publication or otherwise, except by breach of this Agreement by such Party;

(c)           was in such Party’s possession in documentary form at the time of disclosure hereunder;

(d)           is received by such Party from a Third Party who has the lawful right to disclose the Confidential Information and who shall not have obtained the Confidential Information either directly or indirectly from the disclosing Party; or

(e)           is independently developed by such Party (i.e., without reference to Confidential Information of the disclosing Party).

3.3          Required Disclosures.  If either Party is required, pursuant to a governmental law, regulation or order, to disclose any Confidential Information of the other Party, the receiving Party (i) shall give whenever possible at least five (5) Business Days advance written notice to the disclosing Party, or a smaller amount if five (5) Business Days is not possible, (ii) shall make a reasonable effort to assist the other Party to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required and (iii) shall use and disclose the Confidential Information solely to the extent required by the law or regulation.

3.4          Terms of Agreement.  The terms of this Agreement are the Confidential Information of both Parties.  However, each Party shall be entitled to disclose the terms of this Agreement under legally binding obligations of confidence and limited use to: legal, financial and investment banking advisors; and potential and actual investors, acquirors and licensees, Sublicensees, or Distributors doing diligence and counsel for the foregoing.  In addition, if legally required, a copy of this Agreement may be filed by either Party with the United States Securities and Exchange Commission (or relevant ex-U.S. counterpart).

3.5          Return of Confidential Information.  Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations of such other Party’s Confidential Information at that time in the possession of the receiving Party, except that one copy of the other Party’s Confidential Information may be retained by counsel for compliance purposes.

3.6          Publicity.  Neither Party shall originate any news release or other public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, any amendment hereto or performances hereunder, without the prior written consent of the other Party, except for legally required disclosures after compliance with Section 3.3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1          Authority.  Each of Xencor and MedImmune hereby represents and warrants to the other of them that the representing and warranting Party is duly organized in its jurisdiction of incorporation; that the representing and warranting Party has the full power and authority to enter into this Agreement; that this Agreement is binding upon the representing and warranting Party; that this Agreement has been duly authorized by all requisite corporate action within the representing and warranting Party; and that the entering into and performance of this Agreement by such Party does not and will not conflict with any agreement to which such Party is bound.

4.2          By Xencor.  Xencor hereby represents and warrants to MedImmune that Xencor solely owns the Xencor Patents.

4.3          By MedImmune.  MedImmune hereby represents and warrants to Xencor that MedImmune has the right to grant the license and sublicense set forth in Section 2.3 as applicable to each MedImmune Patent, and no MedImmune Patents are solely owned by […***…] (i.e., MedImmune or its Affiliate is at least a co-owner of all MedImmune Patents).  The […***…] License is in full force and effect, MedImmune has not breached it, and MedImmune has received no notice of breach under the […***…] License.

4.4          DISCLAIMER OF WARRANTIES.  OTHER THAN THE EXPRESS WARRANTIES OF SECTIONS 4.1, 4.2, AND 4.3, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY PRODUCTS DEVELOPED OR LICENSED UNDER THIS AGREEMENT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE, OR THAT ANY XENCOR PATENTS WILL ISSUE OR BE VALID OR ENFORCEABLE.

ARTICLE 5

INDEMNIFICATION

5.1          By Xencor.  Xencor hereby agrees to indemnify, defend and hold harmless (collectively, “Indemnify”) MedImmune, its Affiliates, Sublicensees, and Distributors, and the directors, officers, agents and employees of each of the foregoing (collectively, “MedImmune Indemnitees”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys fees) (collectively, “Losses”) they may suffer as the result of Third-Party claims, demands and actions (collectively, “Third-Party Claims”) arising out of or relating to (a) any breach of a representation or warranty made by Xencor under Article 4, (b) research, testing, development, manufacture, use, sale, distribution, offer for sale, import, export and/or other commercialization of Licensed-to-Xencor Proteins and/or Licensed-to-Xencor Products by or on behalf of Xencor or its Affiliates, Sublicensees or Distributors, except in each case to the extent of any Losses (i) attributable to the negligence or intentional misconduct of any MedImmune Indemnitee, or (ii) for which MedImmune is required to Indemnify Xencor pursuant to Section 5.2.

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5.2          By MedImmune.  MedImmune hereby agrees to Indemnify Xencor, its Affiliates, Sublicensees, and Distributors, and the directors, officers, agents and employees (collectively, “Xencor Indemnitees”) from and against any and all Losses they may suffer as the result of Third-Party Claims arising out of or relating to (a) any breach of a representation or warranty made by MedImmune under Article 4, (b) MedImmune’s or its Affiliate’s exercise of the research license in Section 2.1(a), and (c) research, testing, development, manufacture, use, sale, distribution, offer for sale, import, export and/or other commercialization of Licensed-to-MedImmune Proteins and/or Licensed-to-MedImmune Products by or on behalf of MedImmune or its Affiliates, Sublicensees or Distributors except in each case to the extent of any Losses (i) attributable to the negligence or intentional misconduct of any Xencor Indemnitee, or (ii) for which Xencor is required to Indemnify MedImmune pursuant to Section 5.1.

5.3          Procedures.  Each of the foregoing agreements to Indemnify is conditioned on the relevant Xencor Indemnitees or MedImmune Indemnitees (i) providing prompt written notice of any Third-Party Claim giving rise to an indemnification obligation hereunder, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third-Party Claim, (iii) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (iv) not compromising or settling such Third-Party Claim without the indemnifying Party’s advance written consent.  If the Parties cannot agree as to the application of the foregoing Sections 5.1 and 5.2, each may conduct separate defenses of the Third-Party Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 5 upon the resolution of the underlying Third-Party Claim.

5.4          Limitation of Liability.  EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 5 (INDEMNIFICATION) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO ARTICLE 3 (CONFIDENTIALITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

ARTICLE 6

PAYMENTS

6.1          Payments to MedImmune.  Xencor shall make payments to MedImmune pursuant to Section 5 of the […***…] License and calculated according to the terms of the […***…] License as applied to all activities, achievements and sales pursuant to Xencor’s sublicense hereunder of […***…]’s interest in those MedImmune Patents co-owned by MedImmune.  Notwithstanding the foregoing, Xencor shall make payments pursuant to Section 5.1(c) of the […***…] License within twenty (20) days of each milestone and payments pursuant to Section 5.1 (d) of the […***…] License shall be due and payable by 1 February of each year so as to allow MedImmune to comply with the terms of the […***…] License in relation to Xencor’s sublicense.

To avoid doubt, Xencor shall be responsible only for the costs under the […***…] License of the exercise of Xencor’s sublicense, and shall not be responsible for costs under the […***…] License of any other practice of the license of such agreement, including practice by MedImmune, its Affiliates, and any other of their sublicensees outside the scope of this

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Agreement (i.e., sublicensees other than Xencor and its sub-sublicensees).  Furthermore, Xencor shall have no responsibility to make payment for patent prosecution or other costs under Section 5.5 of the […***…] License.  In addition, it is acknowledged by MedImmune that MedImmune shall have sole responsibility for any and all payments under Section 5.1(a) and 5.1(b) of the […***…] License, whether paid in the past or required to be paid in the future; these Sections are redacted from the version of the […***…] License that has been shared with Xencor and is appended to this Agreement.

6.2          Method of payment.  All payments due to MedImmune under the terms of this Agreement shall be made to the bank account of MedImmune as notified by MedImmune to Xencor from time to time.

6.3          […***…] License Maintenance/Compliance.  MedImmune shall, until the expiration of the last Patent covered by the […***…] License, comply fully with, maintain in full force and effect, and not without Xencor’s written consent, such consent not to be unreasonably withheld or delayed, amend in any way that would be to the detriment of Xencor, the […***…] License.  Without limiting the generality of the foregoing, MedImmune shall promptly pay over to […***…] those monies paid by Xencor to MedImmune under Article 6 of this Agreement, and shall promptly make reports to […***…] under Section 5.4 of the […***…] License, including the information provided by Xencor to MedImmune for the reports of such Section as required above.  If MedImmune receives any notice of breach under the […***…] License, it shall promptly notify Xencor in writing and keep Xencor apprised of the situation.  Xencor shall have no responsibility for MedImmune’s compliance with the […***…] License outside of compliance relating to Xencor’s sublicense; compliance outside the scope of Xencor’s sublicense is MedImmune’s sole responsibility.

ARTICLE 7

MISCELLANEOUS

7.1          Term.  The term of this Agreement shall commence on the Effective Date and shall expire upon the expiration of the last to expire or cease to be pending of the claims (current and future) of the Licensed Patents (current and future).

7.2          Non-Terminable Licenses.  Subject to Section 6.5 of the […***…] License in respect of the sublicense of […***…]’s interest granted by MedImmune to Xencor under this Agreement as it applies to Xencor’s sublicense, the licenses granted to each Party under this Agreement shall not be terminable.  Neither Party shall have any right to terminate this Agreement prior to its natural expiration under Section 7.1, under this Agreement, at law, or in equity.  It is understood and agreed that even if the sublicense of […***…]’s interest in the MedImmune Patents terminates, Xencor’s license under MedImmune’s ownership interest in the co-owned MedImmune Patents shall remain in full force and effect.

7.3          Survival in All Cases.  Expiration or termination of this Agreement shall be without prejudice to or limitation on any other remedies available nor any accrued obligations of either Party.  Sections 2.7 (No Change in Ownership), 2.8 (No Prosecution Rights), 2.9 (No Enforcement Rights), 2.10 (No Implied Licenses), 2.11 (Release; Covenants), and 4.4 (Disclaimer of Warranties) and Articles 1 (Definitions), 3 (Confidentiality; Publicity), 5 (Indemnification), 6 (Payments) (to the extent applicable to payment obligations having accrued while the sublicense of […***…]’s rights was in effect), and 7 (Miscellaneous) shall survive any expiration or termination of this Agreement.

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7.4          Independent Contractors.  The Parties shall perform their obligations under this Agreement as independent contractors.  Nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status.  This Agreement and the Parties’ relationship in connection with it shall not constitute, create or in any way be interpreted as a joint venture, fiduciary relationship, partnership or agency of any kind.

7.5          Dispute Resolution.  If a dispute arises relating to the interpretation, performance or breach of this Agreement, the Parties will make senior executives of the Parties (for Xencor its CEO (or his designee having sufficient authority at the level of VP or above), and for MedImmune, a management representative having sufficient authority, at the level of VP or above) available for good faith discussion over a period of not less than thirty (30) Business Days.  During such time period, each shall make a good faith attempt to resolve the matter without further legal recourse.  If the dispute remains unresolved at the end of such thirty (30) Business Days, then either Party may seek a judicial resolution of the matter.

7.6          Governing Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of Delaware without regard to its conflict of laws principles.  Each Party hereby consents to the exclusive personal jurisdiction and exclusive venue of all federal courts located in Delaware, and waives all defenses it may have to such jurisdiction and venue, including the defenses that the court cannot assert personal jurisdiction over the defendant, and forum non conveniens.

7.7          Entire Agreement.  This Agreement (including its Exhibits) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

7.8          Assignment.  Either Party may assign this Agreement in its entirety without the consent of the other Party: (a) to its Affiliate, or (b) to a Third Party that is the successor to all or substantially all of the Party’s assets to which this Agreement relates, whether by merger, asset sale, or otherwise.  This Agreement shall not otherwise be assignable, in whole or in part.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

7.9          Legal Requirements.  If either Party is required to report to FDA or any of its counterparts safety information from the testing by or for entities with whom it has a contractual relationship, regarding an Fc contained in a protein developed by or for the other Party which Fc is also incorporated in a protein developed by or for the first Party, then the Parties shall reasonably cooperate to share, in confidence (but allowing for disclosures to FDA and its counterparts) the information legally required to be disclosed.

7.10        Severability.  If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision shall be deemed stricken from this Agreement and the remaining provisions shall continue in full force and effect.  However, if a Party’s license is stricken from this Agreement, then the licenses to both Parties shall terminate.

7.11        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, delivered by express delivery service or personally delivered.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Xencor:

Xencor, Inc.

111 West Lemon Avenue

Monrovia, CA 91016

USA

Attn:  President & CEO

Fax:  626-256-3562

with required copies to:

The same address as above,
Attn:  CBO

Spiegelman Life Sciences, PC

1459 Eighteenth St — PMB 309

San Francisco, CA 94107

Attn:  Laura O. Spiegelman

Facsimile:  +1 415 520 2220

In the case of MedImmune:

MedImmune, LLC

One MedImmune Way

Gaithersburg

MD, 20878

Attention: General Counsel

7.12        Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

7.13        Drafting Convention.  In this Agreement, the words “includes,” “including” and other conjugations of the verb “to include” shall be deemed followed by the phrase “without limitation” (and drawing no implication from the inconsistent actual inclusion or non-inclusion of such phrase in the text).

7.14        Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on, nor to be used to interpret, the meaning of the language contained in the particular article or section.

7.15        No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

7.16        Performance by Affiliates.  A Party may perform some or all of its obligations under this Agreement through Affiliate(s) or may exercise some or all of its rights under this Agreement through Affiliates.  However, each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall take reasonable steps to cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  In particular and without limitation, all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 3.  A Party and its Affiliates shall be jointly and severally liable for their performance under this Agreement.

7.17        Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by either Party to the other are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the US. Bankruptcy Code.  Each Party agrees that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties agree, without limiting the foregoing, that unless and until the debtor rejects this Agreement pursuant to applicable law, the debtor shall perform all of its obligations under this Agreement.

7.18        Counterparts.  This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument.  In addition, signatures may be exchanged by facsimile or PDF.

IN WITNESS WHEREOF, the Parties have by duly authorized persons executed this Agreement as of the date first written above.

XENCOR, INC.		MEDIMMUNE, LLC

By:	/s/ Bassil Dahiyat	By:	/s/ Bahija Fallal

Name:	Bassil Dahiyat	Name:	Bahija Fallal

Title:	President and CEO	Title:	Ex V.P.

Date:	19 December 2012	Date:	19 December 2012

EXHIBIT A

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[…***…]

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EXHIBIT B

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EXHIBIT 3

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